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                                                                      Exhibit 12


                           The Progressive Corporation

                Computation of Ratio of Earnings to Fixed Charges


                                                Six Months                    Years Ended December 31,
                                              Ended June 30,
                                                   2002                2001    2000     1999     1998     1997
                                              ----------------        -----------------------------------------
                                                                        (Dollars in Millions)
Income before income taxes                             $498.2         $587.6    $31.8   $412.2   $661.1  $578.5
                                              ----------------        -----------------------------------------

Fixed Charges:
   Interest and amortization on                          36.4           53.4     81.1     79.8     64.6    64.6
indebtedness (a)
   Portion of rents representative of the                 2.8            7.4      8.0      6.8      6.7     5.6
interest factor
                                              ----------------        -----------------------------------------
Total Fixed Charges                                      39.2           60.8     89.1     86.6     71.3    70.2
                                              ----------------        -----------------------------------------

Total income available for fixed charges (b)           $537.4         $647.7   $118.0   $495.6   $728.9  $648.7
                                              ================        =========================================

Ratio of earnings to fixed charges                       13.7           10.7      1.3      5.7     10.2     9.2
                                              ================        =========================================

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(a)  Includes both interest expensed and capitalized.

(b) Excludes interest capitalized, net of amortized interest of $0 for the six months ended June 30, 2002, and $.7 million, $2.9 million, $3.2 million and $3.5 million for the years ended Decmeber 31, 2001, 2000, 1999 and 1998, respectively. No interest was capitalized in 1997.